Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of PRA Health Sciences, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s retrospective adoption of new accounting standards related to the statements of cash flows), and the effectiveness of the Company’s internal control over financial reporting, dated February 23, 2017, appearing in the Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
November 1, 2017